Sheet1

CMA Money Fund
File Number: 811-2752
CIK Number: 215457
For the Period Ending: 03/31/2001

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Money Markets Incorporated, for the year ended March 31, 2001.

Sales (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date
04/24/2000	$77,019	Delaware Funding Corp	5.88%	04/25/2000
04/24/2000	27,374	Old Line Funding Corp	5.89	04/25/2000
04/27/2000	449,794	Atlantis One Funding	5.87	05/01/2000
04/27/2000	22,650	Enterprise Funding CP	6.07	05/01/2000
04/28/2000	112,011	Ford Motor Credit Co.	6.01	05/04/2000
05/01/2000	123,408	Fleet Funding Corp	5.95	05/02/2000
05/02/2000	100,000	Britishtelecommunication	5.73	05/12/2000
05/02/2000	50,000	Britishtelecommunication	6.73	05/16/2000
05/08/2000	250,000	Asset Securitization	5.90	05/10/2000
05/08/2000	177,965	Atlantis One Funding	5.89	05/09/2000
05/09/2000	200,000	Asset Securitization	5.90	05/09/2000
05/10/2000	115,000	Asset Securitization	5.90	05/12/2000
05/17/2000	21,638	Delaware Funding Corp	5.95	05/24/2000
05/19/2000	30,000	Proctor & Gamble	6.40	06/20/2000
05/23/2000	45,000	Delaware Funding Corp	5.95	05/25/2000
06/19/2000	72,950	American Express Cr. Cor	6.37	06/22/2000
06/21/2000	100,000	American Express Cr. Cor	6.37	06/23/2000
07/14/2000	20,312	Tulip Funding Corp	6.59	07/17/2000
11/30/2000	154,500	Falcon Asset Sec	6.50	12/01/2000
12/11/2000	188,872	Forrestal Funding Ms Tr	6.50	12/12/2000

Last Updated on 05/29/2001
By Win95 User